Exhibit 10.40
June 21, 2018

Evercore Partners Services East L.L.C.
55 East 52nd Street
New York, NY 10055

Re:	Renewal of Expiration Date for that certain $30,000,000.00 Committed Line of Credit
("Line of Credit") extended by PNC Bank, National Association (the "Bank") to Evercore
Partners Services East L.L.C. (the "Borrower")

Dear Mr. Walsh:

We are pleased to inform you that the Line of Credit has been renewed. The Expiration Date of the Line of Credit, as set forth in that certain Committed Line of Credit Note executed and delivered by the Borrower to the Bank dated June 24, 2016 (the "Note") and that certain Loan Agreement governing the Line of Credit (the "Loan Agreement"), has been extended from June 22, 2018 to June 21, 2019, or such later date as may, in the Bank's sole discretion, be designated by the Bank by written notice from the Bank to the Borrower, effective on June 23, 2018. All sums due under the Note, the Loan Agreement or any related documents, instruments and agreements (collectively, as amended from time to time, the "Loan Documents") shall be due and payable on the Expiration Date, as extended hereby. All other terms and conditions of the Loan Documents governing the Line of Credit remain in full force and effect.

It has been a pleasure working with you and I look forward to a continued successful relationship. Thank you again for your business.

Very truly yours,

cc:    Evercore LP, as Guarantor
Evercore Group Holdings L.P., as Guarantor